FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-06

Subject: WFRBS 2013-C12 New Issue Announcement **WFS AS LEAD** **

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C12 (WFRBS 2013-C12)
PUBLIC NEW ISSUE
$1,018.342MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/S&P	SIZE($MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/AAA(sf)	63.911	2.67	30.000%	35.0%	17.7%
A-2	AAA(sf)/AAA(sf)/AAA(sf)	142.980	4.87	30.000%	35.0%	17.7%
A-3	AAA(sf)/AAA(sf)/AAA(sf)	165.000	**** NOT AVAILABLE ****
A-4	AAA(sf)/AAA(sf)/AAA(sf)	298.198	9.92	30.000%	35.0%	17.7%
A-SB	AAA(sf)/AAA(sf)/AAA(sf)	101.955	7.40	30.000%	35.0%	17.7%
A-S	AAA(sf)/AAA(sf)/AAA(sf)	120.070	9.99	20.250%	39.9%	15.5%
B	AA-(sf)/AA-(sf)/AA-(sf)	75.429	9.99	14.125%	43.0%	14.4%
C	A-(sf)/A-(sf)/A-(sf)	50.799	9.99	10.000%	45.1%	13.8%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/KBRA/S&P	SIZE($MM)	WAL	C/E	CUM LTV	NOI DY
A-3FL	AAA(sf)/AAA(sf)/AAA(sf)	90.000	**** NOT AVAILABLE ****
D	BBB-(sf)/BBB-(sf)/BBB-(sf)	41.563	9.99	6.625%	46.8%	13.3%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,231,492,115
NUMBER OF LOANS:	100
NUMBER OF PROPERTIES:	138
WA CUT-OFF LTV:	61.8%
WA BALLOON LTV:	53.5%
WA U/W DSCR:	2.05x
WA U/W NOI DEBT YIELD:	12.4%
WA MORTGAGE RATE:	4.394%
TOP TEN LOANS %:	52.5%
WA TERM TO MATURITY (MOS):	111
WA AMORTIZATION TERM (MOS):	342
WA SEASONING (MOS):	2

LOAN SELLERS:	RBS (44.8%), WFB (31.9%), LIG I (7.6%),
C-III (6.6%), Basis (4.7%), NCB, FSB (4.5%)

TOP 5 PROPERTY TYPES:	RT(24.8%),OF(22.9%),HOT(14.7%),MHC(11.7%),MF(11.6%)

TOP 5 STATES:	IL(13.4%),FL(11.6%),TX(10.8%),CA(10.4%),NJ(8.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION and NCB, FSB
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC and NCB, FSB
SUBORDINATE CLASS REP:	RIALTO REAL ESTATE FUND, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	MON, 2/25
PRESALE REPORTS:	EARLY NEXT WEEK
ANTICIPATED PRICING:	LATE WEEK OF 2/25
ANTICIPATED SETTLEMENT:	MARCH 20, 2013

ROADSHOW
NEW YORK 1x1's:	TUE/WED, 2/26-27
CONFERENCE CALLS:	UPON DEMAND

HARTFORD, BREAKFAST:	MON, 2/25 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 2/25 @ 12:00PM EST, LANGHAM
MINNEAPOLIS, LUNCH:	WED, 2/27 @ 12:00PM CST, THE GRAND HOTEL

GLOBAL INVESTOR CALL
DATE:	MON, 2/25
TIME:	3:00PM EST
US DIAL-IN:	(866) 490-4070
INTERNATIONAL DIAL-IN:	(706) 758-3447
CONFERENCE ID:	12344484

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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